Exhibit 99.(11)(a)

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

May 19, 2009

Morgan Stanley Institutional Fund, Inc.

522 Fifth Avenue

New York, New York  10036

Re:	Opinion of Counsel Regarding the Registration Statement
Filed on Form N-14 under the Securities Act of 1933
(File Nos. 333-156437, 812-67931)

Ladies and Gentlemen:

We have acted as counsel for Morgan Stanley Institutional Fund, Inc., a Maryland corporation (the “Fund”), in connection with the proposed acquisition by the Global Franchise Portfolio (“Global Franchise”), a series of the Fund, of substantially all of the assets and the assumption of certain stated liabilities of the Global Value Equity Portfolio (“Global Value Equity”), a series of the Fund, pursuant to an Agreement and Plan of Reorganization, dated as of November 20, 2008 (the “Reorganization Agreement”), in exchange solely for an equal aggregate value of shares of common stock of Global Franchise to be distributed thereafter to stockholders of Global Value Equity (the “Reorganization”).  This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Class I and Class P shares of common stock of Global Franchise, each with a par value of $0.001 per share (the “Global Franchise Shares”), to be issued in the Reorganization.

We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purpose of this opinion.  As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, dated May 19, 2009.

Based upon the foregoing, we are of the opinion that subsequent to the approval by the stockholders of Global Value Equity of the Reorganization Agreement, set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Global Franchise Shares, upon issuance in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Clifford Chance US LLP